Exhibit 99.1

Date:     February 27, 2017

Spectra Energy Partners Announces Change in General Partner and Appointment of New Directors and Officers

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) (SEP) announced that, effective today, its general partner became an indirect, wholly-owned subsidiary of Enbridge Inc. (TSX, NYSE: ENB) (Enbridge), as a result of the completion of the combination of Enbridge and Spectra Energy Corp.

In conjunction with this change, effective today, Bill Yardley will assume the role of Chairman and President of the general partner of SEP. Greg Ebel, Pat Reddy, and Reggie Hedgebeth are resigning, effective today, from their roles as Chairman, President and CEO; Chief Financial Officer; and General Counsel, respectively, of the general partner of SEP.

“I want to thank our outgoing management team and directors for their dedication and service, and for establishing Spectra Energy Partners as a best-in-class MLP investment. We look forward to continuing that record of accomplishment,” Mr. Yardley said. “The stable underpinnings of our business and our strategic and competitive asset footprint – with virtually no direct commodity or volume risk, high-quality demand-pull customers, excellent liquidity, and access to favorable capital markets – will continue to generate the steady cash flows that have benefited our unitholders for the past decade.”

Mr. Yardley, John Whelen, Enbridge Executive Vice President and Chief Financial Officer; Vern Yu, Enbridge Executive Vice President and Chief Development Officer; and Laura Sayavedra, Enbridge Vice President of Sponsored Vehicles, will serve as management directors of the board of directors. J.D. Woodward, III, and Nora Brownell will continue to serve as non-management directors, along with new non-management director Michael G. Morris.

In addition to Mr. Ebel, Dorothy Ables, Julie Dill, and Fred Fowler have resigned, effective today, from the board of directors of the general partner of SEP.

Spectra Energy Partners, LP (NYSE: SEP), an indirect, wholly-owned subsidiary of Enbridge Inc. (TSX, NYSE: ENB), is a Houston-based master limited partnership. SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage. For more information, visit www.spectraenergypartners.com.

Media:	Creighton Welch
(713) 627-5806
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

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